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                                                                    Exhibit 10.4

                              EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT, dated as OF JULY 29, 2005, is between EDENTIFY, INC., (the "Company") a Nevada corporation with an office located at 74 West Broad Street, Suite 350, Bethlehem, PA 18018, and THOMAS HARKINS, an individual with an address at 7 Quaker Road, New Fairfield, CT (the "Executive"). In consideration of the mutual covenants and representations herein contained and the mutual benefits derived herefrom, the parties, intending to be legally bound, covenant and agree as follows:

          1. PURPOSE. The Company is engaged in the business of providing businesses with information-based and technology based services used in the detection and prevention of identity fraud (collectively, the "Business"). The Company currently employs the Executive, and wishes to continue to employ the Executive, and the Executive has agreed to continue to be employed by the Company, on the terms and conditions herein provided.

          2. FULL-TIME EMPLOYMENT OF EXECUTIVE - DUTIES AND STATUS.

               (a) The Company hereby engages the Executive as a full-time executive to hold the offices of Chief Operating Officer and Executive Vice President for the period (the "Employment Period") specified in Section 5(a) hereof, and the Executive accepts such employment, on the terms and conditions set forth in this Agreement. Throughout the Employment Period, the Executive shall faithfully exercise such authority and perform such executive duties as are commensurate with the authority and duties of such officers of the Company and such other reasonable duties as may otherwise be assigned to him from time to time by the Board of Directors of the Company (the "Board").

               (b) Throughout the Employment Period, the Executive shall (i) devote his full time and efforts to the business of the Company and will not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or corporation which competes, conflicts or interferes with the performance of his duties hereunder in any way, and (ii) accept such additional office or offices to which he may be appointed by the Company, provided that the performance of the duties of such office or offices shall generally be consistent with the scope of the duties provided for in
Section 2(a) hereof.

               (c) Throughout the Employment Period, the Executive shall be entitled to four weeks of vacation per year (provided that Executive shall take no more than two consecutive weeks of vacation) and to leave of absence, and leave for illness or temporary disability in accordance with the policies of the Company in effect from time to time for its executive officers. Vacation leave and leave of absence, if taken by the Executive, shall be taken at such times as are reasonably acceptable to the Company. Any leave on account of illness or temporary disability which is short of Total Disability (as defined in Section 5(d)(ii) hereof) shall not constitute a breach by the Executive of his

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agreements hereunder even though leave on account of a Total Disability may be deemed to result in a termination of the Employment Period under the applicable provisions of this Agreement.

          3. COMPENSATION AND GENERAL BENEFITS. As full compensation for his services to the Company, the Executive shall, during the Employment Period, be compensated as follows:

               (a) The Company shall pay to the Executive a salary (the "Salary") at the monthly rate of Twelve Thousand Five Hundred Dollars (collectively, the "Salary"). The Salary shall be payable in periodic equal installments not less frequently than monthly, less such sums as may be required to be deducted or withheld under applicable provisions of federal, state and local law. plus increases in the Salary, if any, as may be approved from time to time by the Board. The Company shall pay such annual bonus to the Executive based upon such performance and other standards as the Board shall from time to time determine.

               (b) Throughout the Employment Period, the Executive shall be entitled to participate in such pension, 401K, profit sharing, stock, incentive, bonus or incentive compensation, stock option, stock purchase, incentive, group and individual disability, group and individual life, survivor income, sickness, accident, dental, medical and health benefits and other plans of the Company or additional benefit programs, plans or arrangements of the Company which may be established by the Company for its executive officers, as and to the extent any such benefit programs, plans and arrangements are or may from time to time be in effect, as determined by the Company and pursuant to the terms hereof and as and to the extent that the Company is eligible to participate in such plans under the terms of such plans.

               (c) The Company shall grant to the Executive on the date hereof options to purchase Two Hundred Fifty Thousand shares of Common Stock at an exercise price of Seventy Five Cents ($0.75) per share, Five Hundred Thousand shares of Common Stock at an exercise price of Two Dollars ($2.00) per share, and Five Hundred Thousand shares of Common Stock at an exercise price of Five Dollars ($5.00) per share (collectively, the "Stock Options"). The following terms and conditions shall apply to the Stock Options, provided however, that if the Company adopts a stock option plan at any time within one hundred eighty
(180) days after the execution of this agreement, the terms of such stock option agreement shall supercede and control with respect to any terms other than the grant provisions set forth in paragraphs 3(c) and 3(c)(i) of this Agreement:

                    (i) The Stock Options shall expire seven years after the date of grant, and shall vest per month at a rate of l/36th of the amount granted commencing on July 1, 2005 and each month thereafter on the monthly anniversary of the effective date of this Agreement and shall be fully vested on the date which is thirty six (36) months following the execution of this Agreement. Options with a lower exercise price shall vest prior to options with a higher exercise price. Once vested, the


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Stock Options shall remain exercisable through the expiration date notwithstanding any termination of the Executive's employment hereunder.

                    (ii) In the event of a Change in Control of the Company, all unvested Stock Options shall immediately vest and remain exercisable through the expiration of such Stock Option. A "Change in Control" shall be deemed to have occurred:

                         (A) upon any "person" as such term is used in Sections
13(d) and 14(d) of the Exchange Act (other than an owner of common stock of the Company on the date hereof) becoming the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities;

                         (B) upon a merger or consolidation of the Company with
any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; and

                         (C) upon the stockholders of the Company approval of a
plan of complete liquidation of the Company or upon the consummation of the sale or disposition by the Company of all or substantially all of the Company's assets.

               (d) The Company shall reimburse the Executive on a monthly basis for all reasonable and customary business expenses incurred by him in the performance of his duties hereunder, provided that the Executive shall submit vouchers and other supporting data to substantiate the amount of said expenses in accordance with Company policy from time to time in effect.

               (e) If the Company purchases and maintains at any time during the term of this Agreement one or more life insurance policies on the life of the Executive, in addition to any policies purchased pursuant to Section 3(b) hereof, in whatever amount or amounts which the Company deems desirable, the Company shall be the beneficiary of said policy or policies and the Executive shall cooperate with the Company and submit to such reasonable medical examinations as are necessary to enable the Company to purchase and maintain in full force and effect such additional insurance policy or policies.

               (f) During the Employment Period, the Company shall provide the Executive with a laptop computer, blackberry device and email service, and cellular phone and service, and shall reimburse the Executive for expenses not to exceed $500


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incurred in connection with his maintenance of an office in his home without the written approval of the Chief Executive Officer.

          4. NON-COMPETITION; CONFIDENTIAL INFORMATION; PUBLIC STATEMENTS.

               (a) Non-Competition. The Executive and the Company recognize that due to the Executive's engagement hereunder and the relationship of the Executive to the Company, the Executive will have access to and will acquire, and may assist in developing, confidential and proprietary information relating to the assets, business and operations of the Company and its affiliates, including, without limiting the generality of the foregoing, formulations, and other information with respect to, among other things, the Company's present and prospective techniques, systems, customers, accounts, sales and marketing methods. The Executive acknowledges that such information has been and will continue to be of central importance to the business of the Company and that disclosure of it to, or its use by, others could cause substantial loss to the Company. The Executive and the Company also recognize that an important part of the Executive's duties may be to develop goodwill for the Company through his personal contact with customers, agents and others having business relationships with the Company, and that there is a danger that this goodwill, a proprietary asset of the Company, may follow the Executive if and when his relationship with the Company is terminated. The Executive accordingly agrees that, at all times during the Employment Period and for two (2) years after expiration or earlier termination of his employment, the Executive shall not, in any capacity whatsoever, whether directly or indirectly, on its own behalf, or on behalf of any other person, firm, partnership, corporation, limited liability company, association or other entity (collectively, "Person"):

                    (i) own, manage, invest, participate, engage or become employed in any activity which comprises the Business anywhere in the Commonwealth of Pennsylvania, and the States New Jersey, Delaware and such other States in which the Company is conducting business as of the date of such termination;

                    (ii) suggest to, induce or persuade any vendor or customer of the Company to discontinue doing business, with, or to change the terms or conditions of such relationship with the Company or otherwise disparage, disrupt or disturb the relationship of the Company with such vendor or customer;

                    (iii) suggest to, induce or persuade any vendor or customer of the Company to do business with any business that is competitive with the Business;

                    (iv) suggest to, induce, solicit or persuade any employee or consultant of the Company to leave the employ or engagement of the Company, whether or not such inducement involves the Executive directly or indirectly hiring or engaging or attempting to hire or engage such employee or consultant of the Company at the time of such solicitation, whether on its own behalf or on behalf of any other Person, whether or not the Executive has a direct or indirect remunerative or other interest, as a proprietor,


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partner, coventurer, creditor, stockholder, director, officer, employee, agent, representative or otherwise in such Person;

                    (v) participate in planning for and will not accept any employment in or associate with any Person which then employs more than two former employees of the Company who left the Company within the twelve months next preceding his termination of employment with the Company; and

                    (vi) without limiting the term of his general obligation to honor the Confidential information (as defined below) so long as it remains protectable, the Executive specifically agrees that he will not plan for, accept employment from any Person, nor directly or indirectly engage in, any business wherein the loyal and diligent performance of the duties and responsibilities of such new employment or business will inherently call upon him to use, to disclose or to base judgments upon Confidential Information of the Company or to utilize the goodwill of the Company in making sales for a competitor of the Company. The foregoing restrictive period is based upon the Executive's and the Company's good faith belief that:

                         (A) the Company's investment of time and money in the
Executive, and the nature of the Company's business (which is maintained and increased through the personal contact of employees such as the Executive with customers and vendors and potential customers and vendors of the Company) has rendered and will continue to render the Executive a unique asset to the Company;

                         (B) the Company would be placed at a competitive
disadvantage for such period, due to the Executive's knowledge of Confidential Information and other matters arising out of his employment with the Company; and

                         (C) the time required to rebuild the contacts and
patronage that the Executive will develop for the Company and to provide the necessary training, exposure and education to his replacement would, for such a period, place the Company at a competitive disadvantage.

Notwithstanding the foregoing, ownership of 2% or less of the stock or other securities of a corporation, the stock of which is listed and/or traded on a public securities exchange or the equivalent, including The Nasdaq Stock Market, shall not constitute a breach of this Section 4(a).

               (b) Confidential Information.

                    (i) At all times during the Employment Period and at all times following termination thereof, the Executive shall keep confidential and not disclose, directly or indirectly, and shall not use for the benefit of himself or any other Person in connection with and furtherance of the Business and the affairs of the Company, any Confidential Information relating to any aspect of the business of the Company which is now known or which may become known to him. For purposes of


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this Agreement. "Confidential Information" includes any trade secrets or confidential or intellectual property or proprietary information whether in written, oral or other form which is unique, confidential or proprietary to the Company, its affiliates, customers or other persons who disclose such information to the Company in confidence.

                    (ii) The Company's failure to mark any Confidential information as confidential, proprietary or otherwise shall not affect its status as Confidential Information hereunder.

                    (iii) The Executive acknowledges that all Confidential Information is the property of the Company, its affiliates, customers or other persons who disclose such information to the Company in confidence, and upon expiration of the Employment Period or earlier termination of this Agreement or earlier at the request of the Company, the Executive shall deliver to the Company all records, notes, reference items, sketches, drawings, memoranda, records, and other documents or materials, and all copies thereof (including but not limited to such items stored by computer memory or other media) which relate to or in any way incorporate the Confidential information which are in the Executive's possession or under his control.

                    (v) The Executive agrees that should third parties request to submit Confidential Information to them pursuant to subpoena, summons, search warrant or governmental order, the Executive will notify the Company promptly upon receipt of such request, and thereafter promptly deliver written notice of the request to the Company. If the Company objects to the release of the Confidential Information, the Executive will permit counsel chosen by the Company to represent the Executive in order to resist release of the Confidential information. The Company will pay the Executive for any expenses incurred by him in connection with resisting the release of the Confidential Information.

               (c) Ownership of Developed Information.

                    (i) The Executive covenants and agrees that all right, title and interest in any Developed Information, as defined below, shall be and remain the exclusive property of the Company. The Executive agrees to make prompt and complete disclosure from time to time to the Company of all Developed Information. The Executive agrees to immediately disclose to the Company all Developed Information, and to assign to the Company any right, title and interest which he may have in the Developed information. The Executive agrees to execute any instruments and to do all things reasonably requested by the Company, both during and after the Employment Period, to vest the Company with all ownership rights in the Developed Information. If any Developed Information can be protected by federal copyright registration, patent registration or trademark registration shall be owned solely, completely and exclusively by the Company, and any rights the Executive may have in any such Developed Information shall be deemed to be irrevocably assigned and transferred completely and exclusively to the Company by the Executive.


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                    (ii) For purposes OF this Agreement, "Developed Information"
shall mean all trade secrets, confidential or other proprietary information conceived, developed, designed, devised or otherwise created, modified or improved by the Executive or with respect to which he receives or receives access to, in whole or in part, in connection with the performance of his services for the Company, its customers or other persons who disclose such information to the Company in confidence hereunder during the Employment Period or resulting from the Executive's use of or access to the Company's facilities or resources, including its Confidential Information. The "Developed
Information" shall also include, without limitation, the following materials and information, whether or not reduced to writing, whether now or hereafter existing, whether or not patentable or protectable by copyright or trademark:

                         (A) Marketing techniques and arrangements, purchasing
information, pricing policies, quoting procedures, information processes, financial information, customer and prospect names and requirements, employee, customer, supplier and distributor data and other materials or information relating to the Business and/or the manner in which the Company does business;

                         (B) Discoveries, concepts, and ideas, including without
limitation, processes, formulas, techniques, know how, designs, drawings, and specifications relating to the Business and/or the manner in which the Company does business;

                         (C) Formulations for any products of the Company,
including, but not limited to, software, databases, technology infrastructures and similar information;

                         (D) Any other materials or information related to the
business or activities of the Company which are not generally known to others engaged in similar businesses or activities; and

                         (E) All ideas which are derived from or related to the
Executive's access to or knowledge of any of the materials or information described in this Section 3(b)(ii).

               (d) Acknowledgment. The Executive acknowledges that he has carefully read and reviewed the restrictions set forth in Sections 4(a), (b) and
(c) hereof, and having done so he agrees that those restrictions, including but not limited to the time period and geographical areas of restriction, are fair and reasonable and are reasonably required for the protection of the legitimate business interests of the Company.

               (e) Invalidity, Etc. If any covenant, provision, or agreement contained in any part of Section 4(a), (b) or (c) hereof is found by a court having jurisdiction to be unreasonable in duration, geographic scope or character of restrictions, the covenant, provision or agreement shall not be rendered unenforceable thereby, but rather the duration, geographical scope or character of restrictions of such covenant,


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provision or agreement shall be deemed reduced or modified with retroactive effect to render such covenant or agreement reasonable and such covenant or agreement shall be enforced as modified. If the court having jurisdiction will not review the covenant, provision or agreement, the parties shall mutually agree to a revision having an effect as close as permitted by law to the provision declared unenforceable. The Executive agrees that if a court having jurisdiction determines, despite the express intent of the Executive, that any portion of the restrictive covenants contained in Section 4(a), (b) or (c) hereof are not enforceable, the remaining provisions shall be valid and enforceable.

               (f) Equitable Relief. The Executive recognizes and acknowledges that if he breaches the provisions of Section 4(a), (b) or (c) hereof, damages to the Company may be difficult if not impossible to ascertain, and because of the immediate and irreparable damage and loss that may be caused to the Company for which it would have no adequate remedy, it is therefore agreed that the Company, in addition to and without limiting any other remedy or right it may have, shall be entitled to have an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and the Executive hereby waives any and all defenses he may have on the grounds of lack of jurisdiction or competence of a court to grant such an injunction or other equitable relief. The existence of this right shall not preclude the applicability or exercise of any other rights and remedies at law or in equity which the Company may have.

               (g) Accounting for Profits. The Executive covenants and agrees that if he violates any covenants or agreements under this Agreement, the Company shall be entitled to an accounting and repayment of all profits, compensations, royalties, commissions, remuneration or benefits which directly or indirectly shall have been realized or may be realized relating to, growing out of or in connection with any such violations; such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which the Company is or may be entitled at law or in equity or otherwise under this Agreement.

               (h) Public Statements. The Executive and the Company recognize that, due to the relationship of the Executive and the Company and such relationship's susceptibility to public comment which may be injurious to the Executive or the Company, or both, it is necessary for the protection of both parties that neither party make any disparaging public statements with respect to each other concerning the terms of this Agreement and the arrangements made pursuant hereto. The Executive and the Company accordingly agree that neither the Executive nor the Company will make any disparaging public statements with respect to each other or concerning the terms of this Agreement and the arrangements made pursuant hereto at any time following the termination of this Agreement without the prior written approval of the other party.

          5. EMPLOYMENT PERIOD.

               (a) Duration. The Employment Period shall commence on the date of this Agreement and shall continue until the earlier of (i) the close of business on the day immediately


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preceding the three (3) year anniversary of this Agreement {the "Expiration
Date"), or (ii) termination of this Agreement by the Company with "cause" (as defined in Section 5(d)(i) hereof), or (iii) termination of this Agreement by the Company for any reason other than cause, or (iv) the death or Total Disability of the Executive.

               (b) Payments Upon Termination.

                    (i) If the Executive's employment is terminated by the Company for any reason other than "cause" (as defined in Section 5(c)(i) hereof), or other than by Executive for Good Reason (as defined in Section 5(c)(v) hereof), or due to the "total disability" (as defined in Section 5(c)(ii) hereof), or death of the Executive, at any time during the Employment Period, the Company shall pay to, or provide for, as the case may be, the Executive, at the times otherwise provided in this Agreement as if the Executive had not been terminated:

                         (A) his Salary as accrued through the date of
termination and for six months thereafter, which Salary shall be payable, at the Company's option, as a lump sum or in equal monthly installments during such period in accordance with existing payroll policies; and

                         (B) to the extent applicable, the sickness and health
insurance programs to which he would have been entitled under this Agreement if he had remained in the employ of the Company for the Severance Period; and

                         (C) such other benefits to which he is entitled under
applicable laws.

                    In addition, the Company shall, to the extent applicable, pay to, or provide for, as the case may be, the employee benefits (including, but not limited to, coverage under any disability, group life, and accident insurance programs and split-dollar life insurance arrangements or programs) to which he would have been entitled under this Agreement if he had remained in the employ of the Company throughout such Severance Period.

                    The Executive shall use his best efforts to discharge his legal obligation to mitigate the amount of payments provided for in this Section 5(b) by actively seeking employment, and the amount of any payment provided for in this Section 5(b) shall be reduced by any compensation or remuneration earned as the result of employment by another employer after the date of termination and during the Severance Period.

                    (ii) If the Executive's employment is terminated by Executive for Good Reason (as defined in Section 5(c)(v) hereof), the Company shall pay to, or provide for, as the case may be, the Executive, at the times otherwise provided in this Agreement as if the Executive had not been terminated his Salary as accrued through the date of termination and for two (2) months thereafter, which Salary shall be payable,


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at the Company's option, as a lump sum or in equal monthly installments during such period in accordance with existing payroll policies;

                    (iii) If the Executive's employment is terminated (A) by the Company for "cause"; (B) by the Executive without Good Reason, then the Company shall have no further liability to the Executive, except for the Salary which has accrued through the date of termination, which amounts shall be paid by the Company within thirty (30) days of such termination.

                    (iv) Notwithstanding any other provision of this Section 5(b), if the Executive violates any covenant, term or condition of this Agreement the Company shall be entitled, in addition to any other remedies it may have hereunder or at law or in equity, to offset the amount of any payment otherwise due to the Executive pursuant to this Section 5(b) against any loss or damage incurred by the Company as a result of the Executive's violation of said covenant, term or condition.

                    (v) For purposes of this Agreement the period after termination for which Executive is due compensation or benefits pursuant to paragraph 5(b)(i)(A) or 5(b)(ii) shall be referred to as "Severance Period".

               (c) Definitions. When used in this Agreement, the words "cause," "total disability," and "good reason" shall have the respective meanings set forth below:

                    (i) The term "cause" means: (A) the Executive's failure to perform his employment duties hereunder after reasonable notice to the Executive by the Company specifying such failure and providing the Executive with a reasonable opportunity to cure such failure given the context of the circumstances, (B) the Executive's breach of the covenants or agreements contained in Sections 4(a), (b) or (c) hereof, or of any other material agreement or undertaking of the Executive, (C) the Executive's commission of a felony or any crime involving moral turpitude, fraud or misrepresentation, whether or not related to the business or property of the Company, (D) any act of the Executive against the Company intended to enrich the Executive in derogation of his duties to the Company, (E) any willful or purposeful act or omission (or any act or omission taken in bad faith) of the Executive having the effect of injuring the business or business relationships of the Company, or (F) the Executive's breach of his duty of loyalty to the Company.

                    (ii) The term "total disability" ("Total Disability") means total disability as defined in the Company's group and individual disability plans, if any. If the Company does not have in existence such plans, then Total Disability shall mean:

                    (iii) The inability to perform the duties required hereunder for a continuous period of six (6) months during the Employment Period due to "mental incompetence" or "physical disability" as hereinafter defined. The Executive shall be considered to be mentally incompetent and/or physically disabled: (A) if he is


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under a legal decree of incompetency (the date of such decree being deemed the date on which such mental incompetence occurred for purposes of this Section 5(c)); or (B) because of a "Medical Determination of Mental and/or Physical Disability." A Medical Determination of Mental and/or Physical Disability shall mean the written determination by: (1) the physician regularly attending the Executive, and (2) a physician selected by the Company, that because of a medically determinable mental and/or physical disability the Executive is unable to perform each of the material duties of the Executive, and such mental and/or physical disability is determined or reasonably expected to last twelve (12) months or longer after the date of determination, based on medically available information. If the two physicians do not agree, they shall jointly choose a third consulting physician and the written opinion of the majority of these three (3) physicians shall be conclusive as to such mental and/or physical disability and shall be binding on the parties. The date of any written opinion which is conclusive as to the mental and/or physical disability shall be deemed the date on which such mental and/or physical disability commenced for purposes of this Section 5(c), if the written opinion concludes that the Executive is mentally and/or physically disabled. In conjunction with determining mental and/or physical disability for purposes of this Agreement, the Executive consents to any such examinations which are relevant to a determination of whether he is mentally and/or physically disabled, and which is required by any two (2) of the aforesaid physicians, and to furnish such medical information as may be reasonably requested, and to waive any applicable physician patient privilege that may arise because of such examination. All physicians selected hereunder shall be Board-certified in the specialty most closely related to the nature of the mental and/or physical disability alleged to exist.

                    (iv) For purposes of determining whether the Executive is mentally incompetent or physically disabled for the continuous six (6) month period specified in this Section 5(c), such disability shall be deemed to continue from the date of any legal decree of incompetency, or written opinion which is conclusive as to the mental and/or physical disability, through the date the legal decree expires or is otherwise revoked or removed, or the date on which the mental and/or physical disability has ceased, as the case may be, as set forth in a written opinion prepared by the physicians described in this
Section 5(c) pursuant to the procedures provided herein.

                    (v) The term "Good Reason" means (A) a material diminution of the Executive's titles, duties, or responsibilities not agreed to by the Executive; (B) the Executive shall be required to report to someone other than the Chief Executive Officer or the Board of Directors of the Company; or (C) a material breach of this Agreement by the Company.

          6. NOTICES. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company.


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          7. BINDING AGREEMENT; ASSIGNMENT. This Agreement shall be effective as of the date hereof and shall be binding upon and inure to the benefit of, the parties and their respective heirs, successors, assigns, and personal representatives, as the case may be. The Executive may not assign any rights or duties under this Agreement. As used herein, the successors of the Company shall include, but not be limited to, any successor by way of merger, consolidation, sale of all or substantially all of the assets, or similar reorganization or change in control.

          8. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding of the Executive and the Company with respect to the subject matter hereof and supersede any and all prior understandings written or oral. This Agreement may not be changed, modified or discharged orally, but only by an instrument in writing signed by the parties.

          9. ENFORCEABILITY. This Agreement has been duly authorized, executed and delivered and constitutes the valid and binding obligations of the parties hereto, enforceable in accordance with its terms. The undertakings herein shall not be construed as any limitation upon the remedies Company might, in the absence of this Agreement, have at law or in equity for any wrongs of the Executive.

          10. GOVERNING LAW. The validity and construction of this Agreement or any of its provisions shall be determined under the internal laws of the Commonwealth of Pennsylvania, without giving effect to its conflicts of laws provisions, and without regard to its place of execution or its place of performance. The parties irrevocably consent and agree to the exclusive jurisdiction of the applicable Federal and State courts located in the Commonwealth of Pennsylvania and to service of process for it and on its behalf by certified mail, for resolution of all matters involving this Agreement or the transactions contemplated hereby. Each party waives all rights to a trial by jury in any suit, action or proceeding hereunder.

          11. SEVERABILITY. Except as provided in Section 4(e) hereof, if any one or more of the terms or provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part, or in any respect or in the event that any one or more of the provisions of this Agreement operated or would prospectively operate to invalidate this Agreement, then and in either of those events, such provision or provisions only shall be deemed null and void and shall not affect any other provision of this Agreement and the remaining provisions of this Agreement shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.

          12. AMENDMENTS AND WAIVERS. This Agreement may, to the maximum extent permitted by applicable law, be amended by the parties, which amendment shall be set forth in an instrument executed by all of the parties. Any term, provision or condition of this Agreement (other than as prohibited by applicable law) may be waived in writing at any time by the party which is entitled to the benefits thereof.


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                            [SIGNATURE PAGE FOLLOWS]


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          IN WITNESS WHEREOF, the parties have executed and delivered this
Agreement as an instrument under seal on the date first above written.

                                        COMPANY:

                                        EDENTIFV, INC.


                                        By: /s/ Terrence DeFranco
                                            ------------------------------------
                                        Title: CEO

                                        EXECUTIVE:


                                        /s/ Thomas Harkins
                                        ----------------------------------------
                                        Thomas Harkins


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